UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2006

Gaming Partners International Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-23588	88-0310433
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1700 S. Industrial Road, Las Vegas, Nevada	89102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 384-2425

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Item 2.03  Creation of a Direct Financial Obligation or an obligation Under an Off-Balance Sheet Arrangement of Registrant.

On June 29, 2006, GPI SAS, a subsidiary of Gaming Partners International Corporation (“GPIC”), entered into a loan agreement with Lyonnaise de Banque, pursuant to which it borrowed 1,500,000 Euros (approximately US $1,920,000) for a term of five years at a fixed interest rate of 3.40% per annum. The loan is repayable in fixed quarterly installments. The loan is secured by GPIC’s marketable securities at the bank in which GPIC must maintain a minimum balance of at least 500,000 Euros. There are no prepayment penalties or acceleration payment provisions in the loan agreement.

The proceeds of the loan are being used primarily to purchase (or to replace available cash previously used to purchase) part of the production equipment which will total approximately 2,000,000 Euros (approximately U.S. $2,560,000). The production equipment is being used to increase the production capacity at GPIC’s facilities in France due to increased demand. GPIC has acquired a portion, and is in the process of acquiring the balance, of the production equipment from several different manufacturers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gaming Partners International Corporation

Date: July 5, 2006
	By:	/s/ Melody Sullivan
Melody Sullivan Chief Financial Officer